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                                                                  EXHIBIT (m)(4)

[ING FUNDS LETTERHEAD]

                                                              September 23, 2002

Board of Trustees
ING Funds Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258

Re: Reduction in Fee Payable under Distribution Plan for Class A Shares

Ladies and Gentlemen:

         By this letter dated September 23, 2002, we have agreed to adjust the distribution fee payable to us under the Distribution Plan for Class A Shares of ING Classic Money Market Fund, ING High Yield Bond Fund, ING Intermediate Bond Fund, ING National Tax-Exempt Bond Fund and ING National Tax-Exempt Money Market Fund (each a "Fund," collectively the "Funds"), each a series of ING Funds Trust (the "Plan"), for the period from September 23, 2002 through and including August 31, 2003, as follows:

         1) A waiver of the distribution fee for ING High Yield Bond Fund, ING Intermediate Bond Fund, ING National Tax-Exempt Bond Fund and ING National Tax-Exempt Money Market Fund of 0.10% of the average daily net assets attributable to Class A Shares of the Funds; and

         2) A reduction in the distribution fee for ING Classic Money Market Fund of up to 0.40% of 0.50% of the average daily net assets attributable to Class A Shares of the Fund.

         Please indicate your agreement to these arrangements by executing below in the place indicated.

                                               Sincerely,

                                               By /s/ Michael J. Roland
                                                  ------------------------------
                                               Michael J. Roland
                                               Executive Vice President

Agreed and Accepted:
ING Funds Trust
(on behalf of the Funds)

By: /s/ Robert S. Naka
    -----------------------------
    Robert S. Naka
    Senior Vice President

[ING FUNDS LETTERHEAD]